Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports First Quarter Sales of $174.4 Million, GAAP EPS of $0.61 and Adjusted EPS of $0.81

New Hampton, NY, May 1, 2020 - Balchem Corporation (NASDAQ: BCPC) reported today for the first quarter 2020 net earnings of $19.8 million, compared to net earnings of $18.8 million for the first quarter 2019. First quarter adjusted net earnings(a) were $26.4 million, compared to $23.7 million in the prior year quarter and adjusted EBITDA(a) was $42.4 million compared to $39.7 million in the prior year quarter.

First Quarter 2020 Financial Highlights:
•Net sales of $174.4 million, an increase of $17.4 million, or 11.1%, compared to the prior year quarter.
•Year over year sales growth in Human Nutrition and Heath, Animal Nutrition and Health, and Specialty Products.
•First quarter GAAP net earnings were $19.8 million, an increase of $1.0 million, or 5.2% from the prior year. These net earnings resulted in GAAP earnings per share of $0.61.
•First quarter adjusted net earnings of $26.4 million increased $2.7 million or 11.4% from the prior year, resulting in adjusted earnings per share(a) of $0.81.
•Quarterly adjusted EBITDA was $42.4 million, an increase of $2.7 million, or 6.8%, from the prior year.
•Quarterly cash flows from operations were $22.6 million for the first quarter 2020, an increase of 0.4% from the prior year, with quarterly free cash flow(a) of $17.4 million, an increase of 24% from the prior year.

Recent Highlights:
•In order to align with our strategic focus on health and nutrition, effective in Q1 2020, we have revised our presentation to three reportable segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products. We will continue to serve the Industrial Products business as before, but it will no longer be an individual reportable segment, and instead reported under "Other and Unallocated." This change has no impact to our consolidated financial statements.

Ted Harris, Chairman, CEO, and President of Balchem said, “The Balchem team has responded extraordinarily well to the COVID-19 pandemic, with a special caring for one another and a strong sense of purpose. With the safety of our employees as our top priority, we have continued to provide sterilants to the medical device industry, choline to the infant formula manufacturers, minerals and nutrients to the prenatal vitamin makers, mineral micro-nutrients to the agriculture industry, vital nutrients and minerals to the animal protein market, and food ingredients to food manufacturers given the criticality of our products and services to our customers in global health and nutrition supply chains.”

Mr. Harris added, “The extraordinary efforts of the Balchem team helped to deliver sales growth in all three of our business segments and allowed us to deliver the strong net earnings and free cash flow that we reported today.”

COVID-19 Response:
The COVID-19 response effort has been the primary focus for the company since early in the first quarter. Two of our three manufacturing facilities in Europe are in Italy, one of the first countries to be impacted by the pandemic. The need for an early response to the situation in Italy, prepared us well for actions that needed to be taken in the rest of the world to respond to the pandemic. Balchem’s Crisis Management Plan has been effectively deployed to respond to the COVID-19 pandemic, activating our Crisis Management Team (CMT), to manage the day-to-day activities and to make timely decisions. Some examples of the early decisions made by the CMT are:

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

•Holding a special Board of Directors meeting to ensure Board engagement and involvement in the response plan
•Creation of an individual response plan for the eventuality of positive cases within our employee base, based on the Centers for Disease Control and Prevention (CDC) guidelines
•International and domestic travel restrictions
•Execution of a communications strategy to keep employees and customers informed of requirements, decisions, and outcomes
•Site visitation restrictions to both internal and external personnel
•Strict protocols to deal with necessary visitors to sites (e.g. delivery drivers)
•Elimination of large group gatherings
•Mandatory work from home for all non-manufacturing and non-research and development employees
•Separation of employees into smaller work groups to reduce density within work teams
•New protocols relative to Personal Protection Equipment (PPE) including face masks and sanitation procedures
•Key raw material and finished goods inventory builds
•Employee responsibility guidelines to manage individual protection measures; and
•Approval of special bonuses to non-executive employees to recognize the hourly and salaried workforce attendance and hard work during the pandemic
These are just some examples of the decisions made by Balchem’s CMT in response to the pandemic. To date, all of our manufacturing sites are operating at near normal conditions enabling us to supply our customers with the important products and services they need, our research and development teams are advancing our innovation efforts, and all of our other employees are carrying on their responsibilities and functions remotely.
We have had two employees, that we are aware of, out of our approximately 1,400 employees, test positive for COVID-19. Both cases were in the early stages of the pandemic and both employees are recovering well. We managed the cases effectively using our individual response plan, which is based on the CDC guidelines, and believe our early adoption of exposure mitigation actions played an important role in mitigating the impact of these cases on other employees and the company.
While impact on demand in the first quarter was minimal, we are watching the markets that we serve closely. We have stress tested our balance sheet under various significant downturn scenarios and, given our relatively low net debt position (1.1 times TTM adjusted EBITDA), cash on hand, access to our undrawn revolving credit facility, and expected free cash flows, we are pleased with the strength of our balance sheet going into this uncertain market environment. Despite this relative strength, we are taking actions to reduce capital expenditures and non-critical cash expenses wherever possible to preserve cash.
Sales over the next few quarters will be challenged by weaker demand in food services, the animal protein markets including dairy protein, medical device sterilization due to fewer elective surgeries, and lower fracking activities. We anticipate that there will be somewhat offsetting potential strengthening demand in grocery store food products, functional technologies aiding food preservation needs, immunity strengthening minerals and nutrients, and certain benefits from lower raw material costs. While we understand the market dynamics impacting these downsides and upsides, it is very difficult at this time to tell the specific dimensional impact of these forces, but our overall expectation is that we will experience sequentially lower overall revenues in the second quarter and for the duration of the pandemic, given the significant disruption on economic activity across global markets. We will watch each of these markets very closely and remain nimble, flexible, and ready to respond accordingly.
Balchem has dedicated significant resources to the COVID-19 response over the first quarter and we are pleased with the results to date particularly as it relates to keeping our employees safe and our customers supplied. In the near term, we will have to continue to dedicate a significant amount of our resources to further response activities. We will maintain our focus on employee safety first, keeping our manufacturing sites operational, satisfying customer needs, preserving cash and ensuring strong liquidity, and responding to changes in this dynamic market environment as appropriate.

Page | 2

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended March 31, 2020 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$174,436	$157,029
Gross margin	55,331	49,095
Operating expenses	29,053	22,615
Earnings from operations	26,278	26,480
Other expense	1,788	1,687
Earnings before income tax expense	24,490	24,793
Income tax expense	4,722	6,010
Net earnings	$19,768	$18,783

Diluted net earnings per common share	$0.61	$0.58

Adjusted EBITDA(a)	$42,371	$39,680
Adjusted net earnings(a)	$26,441	$23,730
Adjusted net earnings per common share(a)	$0.81	$0.73

Shares used in the calculations of diluted and adjusted net earnings per common share	32,517	32,509

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the First Quarter of 2020:
Previously, our four reportable segments were: Human Nutrition and Health, Animal Nutrition and Health, Specialty Products, and Industrial Products. However, effective in the first quarter of 2020, in order to align with our strategic focus on health and nutrition, allocation of resources, and evaluation of operating performance, and given the previously reported 2019 reduction in portfolio scale of Industrial Products, we have revised our reporting segment structure to three reportable segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products. These reportable segments are strategic businesses that offer products and services to different markets. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated" and this realignment has been retrospectively applied. There was no change to the Consolidated Financial Statements as a result of the change to the reportable segments. We expect that the new reportable segment structure will provide investors greater understanding of and alignment with our strategic focus. In order to ensure appropriate transparency and visibility into the financial performance of the Company, sufficient detail will continue to be provided relative to Other and Unallocated, including material contributions from oil and gas and other industrial market activities.
The Human Nutrition & Health segment generated quarterly sales of $95.5 million, an increase of $10.4 million or 12.2% compared to the prior year quarter. The increase was primarily driven by higher sales within food and beverage markets, strong sales growth of chelated minerals and choline nutrients, and beneficial impact of the Zumbro acquisition we closed in December 2019, partially offset by the elimination of sales associated with the Reading, Pennsylvania manufacturing site that we divested in 2019. Quarterly earnings from operations for this segment of $12.1 million decreased $1.6 million or 11.4% compared to $13.7 million in the prior year quarter, primarily due to higher operating expenses resulting from the prior year benefiting from the timing of an insurance recovery, partially offset by the aforementioned higher sales. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.8 million and $5.0 million for the first quarter of 2020 and 2019, respectively, and inventory valuation adjustments of $0.2 million for the first quarter of 2020, adjusted earnings from operations(a) for this segment were $17.2 million, compared to $18.7 million in the prior year quarter.

Page | 3

Balchem Corporation (NASDAQ:BCPC)

The Animal Nutrition & Health segment generated quarterly sales of $48.6 million, an increase of $5.3 million or 12.2% compared to the prior year quarter. The increase was primarily the result of higher volumes in both the ruminant species and monogastric species markets. Approximately 200 basis points of the growth realized in the quarter related to certain European customers increasing their stock due to COVID-19 uncertainties. First quarter earnings from operations for this segment of $8.0 million were up from the prior year comparable quarter of $5.3 million, primarily due to the aforementioned higher sales and certain lower raw material costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million in the first quarter of 2020 and 2019, adjusted earnings from operations for this segment were $8.2 million, compared to $5.4 million in the prior year quarter.
The Specialty Products segment generated record quarterly sales of $28.0 million, an increase of $9.6 million or 52.0% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market due to both the contribution of Chemogas and higher legacy product sales, as well as increased volumes in the plant nutrition business. First quarter earnings from operations for this segment were $8.0 million, versus $6.7 million in the prior year comparable quarter, an increase of $1.3 million or 19.2%, primarily due to the aforementioned higher sales, partially offset by mix and higher operating expenses due to the acquisition of Chemogas. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the first quarter of 2020 and 2019 of $1.6 million and $0.7 million, respectively, adjusted earnings from operations for this segment were $9.6 million, compared to $7.4 million in the prior year quarter.
Sales relating to business formerly included in the Industrial Products segment were $2.3 million, a decrease of 77.3% or $7.8 million compared to the prior year quarter, and earnings from operations were a loss of $0.2 million, a decrease of $1.9 million, compared to the prior year quarter, driven primarily by a decline in shale fracking activity.
Consolidated gross margin for the quarter ended March 31, 2020 of $55.3 million increased by $6.2 million or 12.7%, compared to $49.1 million for the prior year comparable period. Gross margin as a percentage of sales was 31.7% as compared to 31.3% in the prior year period, an increase of 46 basis points. The increase was primarily due to mix and certain lower raw material costs. Operating expenses of $29.1 million for the quarter increased $6.4 million from the prior year comparable quarter, primarily due to the prior year benefiting from the timing of an insurance recovery and incremental operating expenses related to the Chemogas and Zumbro acquisitions. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.3 million, operating expenses were $22.8 million, or 13.1% of sales.
Interest expense was $1.7 million in the first quarter of 2020. Our effective tax rates for the three months ended March 31, 2020 and 2019 were 19.3% and 24.2%, respectively. The decrease in the effective tax rate from the prior year is primarily due to lower enacted tax rates from several states.
For the quarter ended March 31, 2020, cash flows provided by operating activities were $22.6 million, and free cash flow was $17.4 million. The $199.0 million of net working capital on March 31, 2020 included a cash balance of $74.0 million, which reflects a first quarter 2020 dividend payment of $16.7 million, net proceeds from the revolving debt of $5.0 million, and capital expenditures and intangible assets acquired of $5.4 million.
Ted Harris said, “I would like to thank all of the nearly 1,400 employees of Balchem across the world for their tremendous and compassionate response to the pandemic that we are all living through. I could not be more proud to be part of the Balchem team. The financial results we announced today show both the resilience of our business model and the flexibility and perseverance of the Balchem team.”
Mr. Harris went on to add, “While the effort and amount of change management that has gone into responding to the pandemic has been very significant, the impact on our demand, production, and costs has been relatively limited to date. As we head into the second quarter, we will need to continue to dedicate substantial resources toward the response and we recognize that there will be more impact on our company in the coming quarter. The resilience of our business model combined with our strong balance sheet, cash generation, and access to liquidity will allow us to continue to invest in our key growth initiatives and long term positioning of the company.”

Page | 4

Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, May 1, 2020, at 11:00 AM Eastern Time (ET) to review first quarter 2020 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, May 15, 2020. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13702182.
Segment Information
Previously, Balchem's four reportable segments were: Human Nutrition & Health, Animal Nutrition & Health, Specialty Products, and Industrial Products. However, effective the first quarter of 2020, in order to align with the Company's strategic focus on health and nutrition, allocation of resources, and evaluation of operating performance, Balchem revised its presentation to three reportable segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in Other and Unallocated. There was no change to the Consolidated Financial Statements.
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2019. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

Page | 5

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:

	Three Months Ended March 31,
	2020	2019
Human Nutrition & Health	$95,508	$85,149
Animal Nutrition & Health	48,641	43,361
Specialty Products	27,996	18,424
Other and Unallocated (1)	2,291	10,095
Total	$174,436	$157,029

Business Segment Earnings Before Income Taxes:

	Three Months Ended March 31,
	2020	2019
Human Nutrition & Health	$12,135	$13,703
Animal Nutrition & Health	8,044	5,256
Specialty Products	7,986	6,697
Other and Unallocated (1)	(1,887)	824
Interest and other expense	(1,788)	(1,687)
Total	$24,490	$24,793

(1) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $1,272 and $804 for the first quarter of 2020 and 2019, respectively. (Refer to note 5 in table 1 for descriptions of these charges), and (ii) Unallocated amortization expense of $401 and $9 for the first quarter of 2020 and 2019, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

Page | 6

Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items	March 31,	December 31,
	2020	2019
Cash and Cash Equivalents	$73,959	$65,672
Accounts Receivable, net	105,867	93,444
Inventories	83,196	83,893
Other Current Assets	7,659	11,937
Total Current Assets	270,681	254,946

Property, Plant & Equipment, net	215,279	216,859
Goodwill	522,785	523,998
Intangible Assets with Finite Lives, net	136,515	143,924
Right of Use Assets	6,912	7,338
Other Assets	9,940	8,617
Total Assets	$1,162,112	$1,155,682

Current Liabilities	$71,720	$92,258
Revolving Loan	253,569	248,569
Deferred Income Taxes	57,095	56,431
Derivative Liabilities	443	2,103
Long-Term Obligations	13,014	12,654
Total Liabilities	395,841	412,015

Stockholders' Equity	766,271	743,667

Total Liabilities and Stockholders' Equity	$1,162,112	$1,155,682

Page | 7

Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$19,768	$18,783
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,549	10,836
Stock compensation expense	2,181	1,631
Other adjustments	634	(2,432)
Changes in assets and liabilities	(12,567)	(6,335)
Net cash provided by operating activities	22,565	22,483

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(5,394)	(8,507)
Proceeds from insurance	—	2,727
Net cash used in investing activities	(5,394)	(5,780)

Cash flows from financing activities:
Proceeds from revolving loan	10,000	—
Principal payments on revolving debt	(5,000)	(16,000)
Proceeds from stock options exercised	4,435	288
Dividends paid	(16,704)	(15,135)
Purchase of treasury stock	(891)	(727)
Net cash used in financing activities	(8,160)	(31,574)

Effect of exchange rate changes on cash	(724)	(393)

Increase in cash and cash equivalents	8,287	(15,264)

Cash and cash equivalents, beginning of period	65,672	54,268
Cash and cash equivalents, end of period	$73,959	$39,004

Page | 8

Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, and restructuring costs. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

Page | 9

Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of adjusted gross margin
GAAP gross margin	$55,331	$49,095
Inventory valuation adjustment (2)	208	—
Amortization of intangible assets (3)	724	734
Adjusted gross margin	$56,263	$49,829

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$26,278	$26,480
Inventory valuation adjustment (2)	208	—
Amortization of intangible assets (3)	6,979	5,842
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	1,272	804
Adjusted earnings from operations	$34,737	$33,126

Reconciliation of adjusted net earnings
GAAP net earnings	$19,768	$18,783
Inventory valuation adjustment (2)	208	—
Amortization of intangible assets (3)	7,049	5,913
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	1,272	804
Income tax adjustment (5)	(1,856)	(1,770)
Adjusted net earnings	$26,441	$23,730

Adjusted net earnings per common share - diluted	$0.81	$0.73

Page | 10

Balchem Corporation (NASDAQ:BCPC)

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2020 and 2019.

Table 2
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net income - as reported	$19,768	$18,783
Add back:
Provision for income taxes	4,722	6,010
Other expense	1,788	1,687
Depreciation and amortization	12,479	10,765
EBITDA	38,757	37,245
Add back certain items:
Non-cash compensation expense related to equity awards	2,134	1,631
Inventory valuation adjustment	208	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees	1,272	804
Adjusted EBITDA	$42,371	$39,680

Page | 11

Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three months ended March 31, 2020 and 2019.

Table 3
(unaudited)

	Three Months Ended March 31,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$4,722	19.3%	$6,010	24.2%
Impact of ASU 2016-09 (6)	157		111
Adjusted Income Tax Expense	$4,879	19.9%	$6,121	24.7%

(6) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three months ended March 31, 2019 and 2018, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2020 and 2019.

Table 4
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$22,565	$22,483
Capital expenditures and capitalized ERP implementation costs	(5,152)	(8,488)
Free cash flow	$17,413	$13,995

Page | 12